Exhibit 99.1

Porter Bancorp, Inc. Announces Third Quarter 2010 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 26, 2010--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported results for the third quarter and nine months ended September 30, 2010.

The Company reported net income of $2.4 million for the third quarter of 2010 compared with net income of $4.5 million for the third quarter of 2009. Net income available to common shareholders was $1.8 million, or $0.16 per fully diluted common share, for the third quarter of 2010, compared with net income of $4.1 million, or $0.46 per fully diluted common share, for the third quarter of 2009. Net income for the nine months ended September 30, 2010 was $4.5 million compared with $10.8 million for the first nine months of 2009. Net income available to common shareholders for the nine months ended September 30, 2010 was $3.0 million, or $0.31 per fully diluted common share, compared with $9.4 million, or $1.08 per fully diluted common share, for comparable period of 2009.

“Porter Bancorp reported growth in net interest income, net interest margin and non-interest income compared with the third quarter of last year,” stated Maria L. Bouvette, President and CEO of Porter Bancorp. “The growth in our core business remains below our historical returns due to the continued weakness in the economy and the associated higher costs of non-performing loans, foreclosed properties and provision for loan losses.

“Our focus remains on strengthening our balance sheet by reducing problem loans and building our capital base,” noted Ms. Bouvette. “Total non-performing loans are down 46% since December 31, 2009, to $45.8 million, the lowest level in the past year and our third consecutive quarterly decline in non-performing loans. We continue to move non-performing loans through the system of collection or foreclosure to minimize our potential losses, which is reflected in the higher balance of OREO since last year. We strengthened our allowance for loan losses to $29.4 million or 2.21% of total loans.

“We also strengthened our capital position this year with capital raises totaling $32 million. At the end of the third quarter, our total risk-based capital ratio rose to 16.35%, well above the 10.0% requirement for a well-capitalized institution, the highest regulatory rating. We believe the new capital will provide a solid base to support our continued growth as the economy recovers,” continued Ms. Bouvette.

Third Quarter Results

  Net income was $2.4 million for the three months ended September 30, 2010, compared with $4.5 million for the third quarter of 2009. Earnings per fully diluted common share were $0.16 in the third quarter of 2010 compared with $0.46 per share in the third quarter of 2009.
  Net interest margin increased 14 basis points to 3.73% in the third quarter of 2010 compared with 3.59% in the third quarter of 2009. The increase in margin since last year benefited from a lower average cost of funds.
  We recorded a gain on sale of securities totaling $2.2 million during the third quarter. We made a strategic decision to liquidate our portfolio of private label mortgage backed securities during the quarter which totaled approximately $23 million.
  Average loans decreased 2.5% to $1.34 billion in the third quarter of 2010 compared with $1.37 billion in the third quarter of 2009. Net loans decreased 4.8% to $1.30 billion in the third quarter of 2010, compared with $1.37 billion at September 30, 2009.
  Deposits increased 0.8% to $1.39 billion compared with $1.38 billion at September 30, 2009.
  Total assets increased 3.0% to $1.78 billion compared with $1.73 billion at September 30, 2009.
  Efficiency ratio was 60.9% in the third quarter of 2010, compared with 47.1% in the prior year third quarter. Our efficiency ratio increased due to an increase in non-interest expense.
  Non-performing loans decreased $2.9 million, or 5.9%, during the third quarter to $45.8 million at September 30, 2010, compared with $48.7 million at June 30, 2010. The decrease was primarily attributable to non-performing loans moving through the collection, foreclosure and disposition process.
  Non-performing assets increased $2.3 million, or 2.0%, during the third quarter to $119.5 million at September 30, 2010. The increase was primarily attributable to non-performing loans moving through the collection, foreclosure and disposition process.
  Shareholders’ equity rose to $202.6 million at the end of the third quarter. The increase was primarily attributable to an additional $5 million capital raise that closed during the third quarter. The proceeds from the offering and third quarter net income resulted in improved capital ratios, including 11.71% tier 1 leverage ratio and 14.44% tier 1 risk-based capital ratio as of September 30, 2010.

Net Interest Income

Net interest income increased 1.4% to $14.6 million for the three months ended September 30, 2010, an increase of $202,000, compared with $14.4 million for the same period in 2009. Net interest income rose 11.0% to $43.5 million for the nine months ended September 30, 2010, an increase of $4.3 million, compared with $39.2 million for the same period in 2009. The increase in net interest income was primarily attributable to an increase in net interest margin compared with 2009.

Net interest margin increased 14 basis points to 3.73% in the third quarter of 2010 from our margin of 3.59% in the prior year third quarter due primarily to lower cost of funds. The yield on earning assets declined 49 basis points from the 2009 third quarter while rates paid on interest-bearing liabilities declined 74 basis points. Net interest margin increased 2 basis points to 3.73% from our margin of 3.71% in the second quarter of 2010 due primarily to a lower average cost of funds. Both yield on earning assets and cost of interest-bearing liabilities decreased 12 basis points from the second quarter of 2010.

“Our net interest margin rose to its highest level since the first quarter of 2007, highlighting our focus on improving our core earnings,” continued Ms. Bouvette.

Average earning assets declined 2.3% to $1.56 billion for the three months ended September 30, 2010, compared with $1.60 billion for the three months ended September 30, 2009. The decline in average earning assets was due primarily to lower average loans resulting from a slowdown in new loan originations and loans moved to other real estate owned (OREO).

Average deposits increased 2.1% to $1.40 billion, up from $1.37 billion for the three months ended September 30, 2009.

Non-Interest Income

Non-interest income for the third quarter of 2010 increased 93.1%, or $1.9 million, to $3.9 million compared with $2.0 million in the third quarter of 2009. The increase in non-interest income was due primarily to $2.2 million in net gains on sales of securities.

Non-Interest Expense

Non-interest expense for the third quarter of 2010 increased from the prior year’s third quarter due primarily to increased OREO expense. FDIC insurance expense increased 36.6% to $855,000 in the third quarter of 2010 compared to $626,000 in the third quarter of 2009. State franchise tax expense increased 20.7% to $543,000 in the third quarter of 2010 compared with $450,000 in the third quarter of 2009. OREO expense increased to $2.2 million in the third quarter of 2010 compared with $353,000 in the third quarter of 2009, due primarily to increased losses on sales of OREO, OREO write-downs, and OREO maintenance costs.

Balance Sheet Review

Total assets rose 3.0%, or $51.4 million, to $1.78 billion at September 30, 2010, from $1.73 billion at September 30, 2009. The Company’s loan portfolio decreased 4.2%, or $58.7 million, to $1.33 billion from $1.39 billion at September 30, 2009, due primarily to efforts to move troubled loans through the collection, foreclosure, and disposition process. Deposits at September 30, 2010 increased 0.8% to $1.39 billion from $1.38 billion at September 30, 2009, due primarily to growth in interest checking and demand deposits.

Asset Quality

Non-performing loans decreased to $45.8 million, or 3.45% of total loans, at September 30, 2010, compared with $48.7 million, or 3.64% of total loans, at June 30, 2010. Non-performing loans were up $19.6 million from $26.3 million, or 1.89% of total loans, at September 30, 2009, due primarily to troubled loans working their way through the collection, foreclosure and disposition process. As a result, foreclosed properties at September 30, 2010, rose to $73.6 million compared with $68.5 million at June 30, 2010, and $12.9 million at September 30, 2009. Our ratio of non-performing assets to total assets increased slightly during the quarter to 6.71% at September 30, 2010, compared with 6.66% at June 30, 2010.

Our loan loss reserve as a percentage of total loans increased to 2.21% at September 30, 2010, compared with 1.58% at September 30, 2009. Net loan charge-offs for the third quarter of 2010 were $2.4 million, or 0.18% of average loans for the quarter.

Our provision for loan losses was $5.0 million in the third quarter of 2010, compared with $6.6 million in the second quarter of 2010, and $2.0 million in the prior year third quarter.

“We believe Porter Bancorp is positioned well to grow our earnings as the economy improves,” continued Ms. Bouvette. “We have strengthened our capital position, improved our margins and been proactive in aligning our loan portfolio values with the current economic conditions in our markets. We have also increased our reserve for loan losses to the highest level in years and believe these steps will be an important part in restoring our earnings momentum in the future.”

PBIB-G PBIB-F

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the third quarter ending September 30, 2010 follows.

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/10	6/30/10	9/30/09	9/30/10	9/30/09

Income Statement Data
Interest income	$21,340	$22,126	$23,802	$66,092	$70,949
Interest expense	6,764	7,399	9,428	22,612	31,795

Net interest income	14,576	14,727	14,374	43,480	39,154
Provision for loan losses	5,000	6,600	2,000	14,600	5,200

Net interest income after provision	9,576	8,127	12,374	28,880	33,954

Service charges on deposit accounts	757	793	843	2,270	2,319
Income from fiduciary activities	226	273	227	751	645
Net gain on sales of loans originated for sale	135	184	82	410	323
Net gain on sales of securities	2,175	24	321	2,256	322
Other than temporary impairment on securities	–	(465)	–	(465)	–
Other	638	688	563	1,898	1,808

Non-interest income	3,931	1,497	2,036	7,120	5,417

Salaries & employee benefits	3,849	3,931	3,799	11,727	11,490
Occupancy and equipment	1,070	1,015	993	3,107	2,972
FDIC insurance	855	706	626	2,266	1,588
FDIC special insurance assessment	–	–	–	–	781
Franchise tax	543	543	450	1,629	1,350
Other real estate owned expense	2,163	3,854	353	6,395	706
Professional fees	239	292	175	797	606
Postage and delivery	183	198	193	569	561
Communications expense	179	173	183	538	568
Advertising	104	77	121	277	404
Other	764	724	691	2,206	2,062

Non-interest expense	9,949	11,513	7,584	29,511	23,088

Income (loss) before income taxes	3,558	(1,889)	6,826	6,489	16,283
Income tax expense (benefit)	1,137	(758)	2,290	1,943	5,441

Net income (loss)	2,421	(1,131)	4,536	4,546	10,842
Less:
Dividends on preferred stock	498	437	437	1,373	1,312
Accretion on preferred stock	44	44	44	132	132
Earnings allocated to participating securities	88	2	–	81	–

Net income (loss) available to common	$1,791	$(1,614)	$4,055	$2,960	$9,398

Weighted average shares – Basic	10,496,817	8,661,917	8,756,289	9,297,353	8,740,314
Weighted average shares – Diluted	11,028,925	8,664,412	8,756,289	9,506,286	8,740,314

Basic earnings (loss) per common share	$0.17	$(0.19)	$0.46	$0.32	$1.08
Diluted earnings (loss) per common share	$0.16	$(0.19)	$0.46	$0.31	$1.08
Cash dividends declared per common share	$0.10	$0.20	$0.20	$0.50	$0.60

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/10	6/30/10	9/30/09	9/30/10	9/30/09

Average Balance Sheet Data
Assets	$1,704,043	$1,737,685	$1,674,703	$1,758,168	$1,701,967
Loans	1,335,357	1,356,883	1,368,970	1,365,322	1,363,150
Earning assets	1,563,599	1,605,387	1,599,943	1,636,839	1,626,887
Deposits	1,402,842	1,455,775	1,373,626	1,467,506	1,367,224
Long-term debt and advances	81,441	84,809	112,425	88,783	148,393
Interest bearing liabilities	1,393,425	1,448,795	1,401,791	1,466,336	1,426,975
Stockholders’ equity	201,126	179,205	168,561	183,478	167,172

Performance Ratios
Return on average assets	0.56%	(0.26)%	1.07%	0.35%	0.85%
Return on average equity	4.78	(2.53)	10.68	3.31	8.67
Yield on average earning assets (tax equivalent)	5.44	5.56	5.93	5.43	5.86
Cost of interest bearing liabilities	1.93	2.05	2.67	2.06	2.98
Net interest margin (tax equivalent)	3.73	3.71	3.59	3.58	3.25
Efficiency ratio	60.92	69.08	47.14	60.46	52.18

Loan Charge-off Data
Loans charged-off	$(2,514)	$(6,403)	$(829)	$(11,823)	$(3,112)
Recoveries	70	96	47	223	218

Net charge-offs	$(2,444)	$(6,307)	$(782)	$(11,600)	$(2,894)

PORTER BANCORP, INC. AND SUBSIDIARY
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of	As of
	9/30/10	6/30/10	12/31/09	9/30/09

Assets
Loans	$1,328,695	$1,337,508	$1,413,252	$1,387,359
Loan loss reserve	(29,392)	(26,836)	(26,392)	(21,958)

Net loans	1,299,303	1,310,672	1,386,860	1,365,401
Securities available for sale	150,569	175,738	168,721	175,160
Federal funds sold & interest bearing deposits	120,591	103,139	157,091	74,232
Cash and due from financial institutions	46,279	12,263	15,082	17,610
Premises and equipment	22,708	22,954	23,610	23,756
Other real estate owned	73,645	68,450	14,548	12,934
Goodwill	23,794	23,794	23,794	23,794
Accrued interest receivable and other assets	43,290	43,647	45,384	35,875

Total Assets	$1,780,179	$1,760,657	$1,835,090	$1,728,762

Liabilities and Equity
Certificates of deposit	$1,093,032	$1,113,564	$1,238,189	$1,099,402
Interest checking	80,153	78,429	77,108	72,472
Money market	78,232	81,637	84,160	80,471
Savings	35,222	36,312	33,376	33,450

Total interest bearing deposits	1,286,639	1,309,942	1,432,833	1,285,795
Demand deposits	103,424	104,384	97,263	92,861

Total deposits	1,390,063	1,414,326	1,530,096	1,378,656
Federal funds purchased & repurchase agreements	34,083	11,810	11,517	11,296
FHLB advances	110,763	96,695	82,980	125,284
Junior subordinated debentures	33,775	34,000	34,000	34,000
Accrued interest payable and other liabilities	8,922	7,601	7,163	8,411

Total liabilities	1,577,606	1,564,432	1,665,756	1,557,647
Stockholders’ equity	202,573	196,225	169,334	171,115

Total Liabilities and Stockholders’ Equity	$1,780,179	$1,760,657	$1,835,090	$1,728,762

Ending shares outstanding	11,281,691	10,580,494	8,756,440	8,756,057
Book value per common share	$14.56	$14.59	$15.34	$15.55
Tangible book value per common share	11.67	11.53	12.01	12.21

Asset Quality Data
Loan 90 days or more past due still on accrual	$7,048	$10,497	$5,968	$9,896
Non-accrual loans	38,784	38,199	78,888	16,369

Total non-performing loans	45,832	48,696	84,856	26,265
Real estate acquired through foreclosures	73,645	68,450	14,548	12,934
Other repossessed assets	53	51	80	77

Total non-performing assets	$119,530	$117,197	$99,484	$39,276

Non-performing loans to total loans	3.45%	3.64%	6.00%	1.89%
Non-performing assets to total assets	6.71	6.66	5.42	2.27
Allowance for loan losses to non-performing loans	64.13	55.11	31.10	83.60
Allowance for loan losses to total loans	2.21	2.01	1.87	1.58

Risk-based Capital Ratios
Tier I leverage ratio	11.71%	11.11%	9.59%	10.13%
Tier I risk-based capital ratio	14.44	14.00	11.93	11.90
Total risk-based capital ratio	16.35	15.93	13.83	13.80

FTE employees	288	281	278	281

CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, President and CEO, 502-499-4800